Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-48065, 333-39346, 333-39344, 333-116481, 333-103012, and 333-125780) of PPT VISION, Inc. of our report datedNovember 29, 2006, which appears on page 22 of this annual report on Form 10-KSB for the year ended October 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
November 29, 2006